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                                                                      Exhibit 15


January 26, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:


    We are aware that Baltimore Gas and Electric Company and Potomac Electric Power Company have incorporated by reference our reports on the unaudited financial statements of Potomac Electric Power Company dated May 1, 1995, July 28, 1995 and October 30, 1995 (issued pursuant to the provisions of Statement on Auditing Standards No. 71) in the Joint Proxy Statement/Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-4 to be filed on or about January 26, 1996. We are also aware of our responsibilities under the Securities Act of 1933.


Very truly yours,

PRICE WATERHOUSE LLP
Washington, D.C.